Exhibit 4.7

WARRANT AGREEMENT

Warrant Agreement dated as of August 22, 2003, by and between eLong, Inc., a British Virgin Islands international business company (“eLong” or the “Company”), and Broadband Capital Management LLC, a New York limited liability company (“Holder”).

RECITALS

WHEREAS, effective May 5, 2002, eLong granted to Holder warrants to purchase Common Shares of the Company; and

WHEREAS, pursuant to the terms of that certain letter agreement dated August 22, 2003, eLong and Holder have agreed, inter alia, to make certain revisions to the operative terms of such warrants and have agreed to enter into this Warrant Agreement in order to modify the original May 5, 2002 grant pursuant to the August 22, 2003 letter agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements of the parties set forth herein, the parties hereto agree as follows:

1.    Certain Definitions.    As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)    “Affiliate”    means as to any entity (i) any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such specified person or entity and (ii) any officer, director, general partner, manager or managing member of such entity. “Control” means the power to direct or cause the direction of the management or policies of an entity whether, through the ownership of voting securities, by agreement or otherwise.

(b)    “Common Shares”    means eLong’s common shares, par value US $.01 per share.

(c)    “Company”    means eLong and any other company that shall succeed to or assume the obligations of eLong hereunder.

(d)    “Other Securities”    refers to any stock and other securities of the Company (other than Common Shares) or any securities of any other person (corporate or otherwise) which the Holder shall, at any time, be entitled to receive, or shall have received, upon the exercise of the Warrant, in lieu of or in addition to Common Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Shares or Other Securities pursuant to this Agreement or otherwise.

(e)    “Securities Act”    means the Securities Act of 1933, as the same shall be in effect at the time.

(f)    “Warrant Expiration Date”    means 5:00 p.m. New York City time on May 5, 2012.

(g)    “Warrant Shares”    means shares of Common Shares or Other Securities that Holder shall be entitled to receive upon the exercise of the Warrants pursuant to this Agreement.

2.    Issuance of Warrant.    Simultaneous with the execution of this Agreement, eLong will issue to Holder a Warrant Certificate (the “Warrant”) evidencing the right of Holder to purchase an aggregate of 500,000 Common Shares at an exercise price of US $0.75 per share (the “Exercise Price”), subject to adjustment, vesting and exercise restrictions as provided herein. The Warrant Certificate and all replacement Certificates shall be substantially in the form attached hereto as Exhibit 1.

3.    Vesting and Exercise of Warrant.

(a)    Vesting.    The Warrant and Holder’s rights under this Agreement shall vest in full and become immediately exercisable as of the date hereof. If not earlier exercised, the Warrant shall expire on the Warrant Expiration Date.

(b)    Exercise in Full.    Subject to the provisions hereof, the Warrant may be exercised in full by Holder by surrender of the Warrant, with the form of subscription attached hereto as Exhibit 2 (the “Subscription Form”) duly executed by Holder, to the Company at its principal office in Beijing, P. R. China, accompanied by payment in the amount obtained by multiplying the number of Warrant Shares by the Exercise Price (subject to any applicable adjustments provided for herein). Payment may be made either (i) in cash, (ii) by wire transfer of immediately available funds to an account designated by the Company, (iii) by certified or official bank check payable to the order of the Company, (iv) by the assignment of the proceeds of a sale of some or all of the Warrant Shares being acquired upon the exercise of the Warrant in a customary cashless warrant exercise transaction, or (v) by any combination of the methods of payment provided in clauses (i) through (iv).

(c)    Partial Exercise.    Subject to the provisions hereof, the Warrant may be exercised in part by surrender of the Warrant in the manner and at the place provided in Section 3(b) hereof, except that the amount payable by Holder upon any partial exercise shall be the amount obtained by multiplying (i) the number of Warrant Shares designated by Holder in the Subscription Form by (ii) the Exercise Price, subject to any applicable adjustment provided for herein. Upon any such partial exercise, the Company, at its expense, will promptly issue and deliver to Holder a new Warrant, in the name of Holder, in an amount equal to the remainder of (i) the original number of Common Shares indicated on the face of the surrendered Warrant minus (ii) the number of Warrant Shares issued upon such partial exercise as specified in the Subscription Form. The Subscription Form delivered by the Holder shall not take into account any adjustments provided for herein, which will be calculated by the Company upon receipt of the Subscription Form.

(d)    Delivery of Stock Certificates, etc., on Exercise.    As soon as practicable after the exercise of the Warrant in full or in part, and in any event within (10) days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to Holder, a certificate or certificates for the number of fully paid and non-assessable Warrant Shares to which Holder shall be entitled upon such exercise, together with any other stock or Other Securities and property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant this Agreement. In the event Holder is entitled to receive any fractional share, such fractional share shall be rounded up to the nearest whole number.

4.    Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc.

(a)    If the Company shall subdivide its outstanding shares of Common Shares into a greater number of shares, or declare and pay a dividend on its Common Shares payable in additional shares of its Common Shares, the Exercise Price as then in effect shall be proportionately reduced, and the number of Warrant Shares then subject to exercise under the Warrant (and not previously exercised), shall be proportionately increased. For example, if the Company implements a 2:1 stock split, the number of Warrant Shares will be increased to 1,000,000.

(b)    If the Company shall combine its outstanding shares of the Common Shares into a smaller number of shares, the Exercise Price, as then in effect, shall be proportionately increased, and the number of Warrant Shares then subject to exercise under the Warrant (and not previously exercised), shall be proportionately reduced. For example, if the Company implements a 1:2 reverse stock split, the number of Warrant Shares will be reduced to 250,000.

5.    Reorganization, Consolidation, Merger, etc.

(a)    General.    In case of any reclassification or change of the outstanding shares of Common Shares other than a change in par value to no par value, or from no par value to par value or as a result of a subdivision or combination) or in the case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Shares), or in the case of a sale or conveyance to another corporation of all or substantially all of the property or assets of the Company, the Holder shall thereafter have the right to purchase the kind and number of shares of stock and Other Securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance as if the Holder was the owner of the Common Shares underlying the Warrant immediately prior to any such events at a price equal to the product of the (x) number of shares issuable upon exercise of the Warrant and (y) Exercise Price in effect immediately prior to the record date for such reclassification, change, consolidation, merger, sale or conveyance as if such Registered Holders had exercised the Warrants, subject to further adjustment as provided for herein.

(b)    Warrant to Continue in Full Force and Effect.    Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) as contemplated in Section 5(a) hereof, the Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and Other Securities and property receivable upon the exercise of the Warrant after the consummation of such reorganization, consolidation, merger, transfer or dissolution, as the case may be, and shall be binding upon the issuer of any such stock or Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the Company’s obligations under the Warrant.

6.    Registration Rights.    The Company hereby grants to Holder and to all persons to whom Holder may assign all or any part of the Warrant or the Warrant Shares the rights set forth in Schedule A attached hereto and made a part of this Warrant Agreement.

7.    Further Assurances.    The Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non- assessable shares of Common Shares (or Other Securities) upon the exercise of the Warrant.

8.    Certificate as to Adjustments.    In each case of any adjustment or readjustment in the shares of Common Shares (or Other Securities) issuable upon the exercise of the Warrant, the Company will compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of such certificate to Holder.

9.    Holder’s Representations and Covenants.    Holder represents and warrants to the Company as follows:

(a)    Holder is making these representations in connection with the issuance to it of the Warrant. Holder acknowledges that no representations or warranties have been made to it by the Company or anyone acting on its behalf, with respect to the business of the Company, the financial condition of the Company and/or the economic, tax, or any other aspects or consequences of an investment in the Company, except as set forth in writing.

(b)    Holder has substantial experience in evaluating and investing in restricted securities so that it is capable of evaluating the merits and risks of an investment in the Company. Holder has been represented by independent legal counsel in this transaction.

(c)    Holder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act. Holder can bear the economic risks of an investment in the Company for an indefinite period of time. Holder has adequate means of providing for its current needs and possible contingencies and has no present or contemplated need for liquidity of the Warrant or the Warrant Shares to satisfy any existing or contemplated undertaking, need or indebtedness.

(d)    Holder has been represented by such advisors, each of whom has been personally selected by Holder, as Holder has found necessary to consult concerning the transaction contemplated herein, including but not limited to the issuance of the Warrant, and such representation has included an examination of applicable documents and an analysis of all financial, corporate and securities law aspects of this transaction.

(e)    With respect to any tax aspects related to the issuance and exercise of the Warrant, Holder is relying solely upon the advice of its own tax advisors, and/or upon its own knowledge with respect thereto.

(f)    The Company has made available to Holder or its counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, its officers, directors, consultants, employees or their authorized representatives concerning the Company and access to obtain any information, documents, financial statements, records and books (i) relative to the Company, its business and an investment in the Warrant and the Warrant Shares and (ii) necessary to verify the accuracy of any information, documents, financial statements, records and books furnished. All materials and information requested by either Holder, Holder’s counsel, advisors, or others representing Holder, including any information requested to verify any information furnished, have been made available and examined.

(g)    Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act, nor pursuant to the provisions of the securities laws or other laws of any other applicable jurisdictions, in reliance on exemptions set forth in Sections 3 and/or 4 of the Securities Act, Regulation D promulgated under the Securities Act and the laws and regulations of such jurisdictions. Holder is fully aware that the Warrant is to be issued in reliance upon such exemptions based upon Holder’s representations, warranties, and agreements set forth herein. Holder is fully aware of the restrictions on sale, transferability and assignment of the Warrant and the Warrant Shares and that Holder must bear the economic risk of its investment in the Warrant and the Warrant Shares for an indefinite period of time. Holder acknowledges that (i) there may not be any public market for the Warrant or the Warrant Shares issuable upon the exercise of the Warrant in the foreseeable future, (ii) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of the Company, and such Rule is not anticipated to be available with respect to sales of any securities of the Company in the foreseeable future; (iii) when and if the Warrant and Warrant Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; and (iv) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act. Holder therefore agrees that it will not offer or sell the Warrant or any securities issuable upon the exercise of the Warrant unless and until the Warrant and/or such securities are subsequently registered under the Securities Act and applicable state securities laws, or unless exemptions from such registration requirements are available. Holder acknowledges and agrees that a notation shall be made in the appropriate records of the Company indicating that the Warrant, and any securities to be issued upon the exercise of the Warrant, are subject to restrictions on transfer and, if the Company should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Warrant and the Warrant Shares.

(h)    Holder is acquiring the Warrant and the Warrant Shares for its own account and not for the account of others. Holder is acquiring the Warrant and the Warrant Shares for investment purposes only and not with a view to or for the transfer, assignment, resale or distribution thereof, in whole or in part, and Holder is not participating directly or indirectly in a distribution or transfer of the Warrant or the Warrant Shares, or in the underwriting of any such distribution or transfer of the Warrant and the Warrant Shares. Holder has no present plans to enter into any such contract, undertaking, agreement or arrangement. Holder agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of the Warrant or the Warrant Shares (or solicit any offers to buy, purchase or other acquire or take a pledge of the Warrant or the Warrant Shares) except in compliance with (i) the Securities Act and the rules and regulations thereunder and (ii) any other applicable laws, rules and regulations.

(i)    Holder is aware that the Warrant and the Warrant Shares represent a speculative investment involving a high degree of risk. Holder understands and is able to bear the risks and consequences of the following: (a) the risks involved in investing in the Company, including the speculative nature of an investment in the Company’s securities; (b) the financial hazards involved in an investment in the Company’s securities, including the risk of losing Holder’s entire investment; (c) the lack of liquidity of the Warrant and the Warrant Shares; (d) the restrictions on transferability of the Warrant and the Warrant Shares; and (e) the tax consequences of an investment in the Company’s securities.

(j)    Holder is a New York limited liability company.

(k)    Holder understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of investment in, nor any recommendation or endorsement of, the Warrant or the Warrant Shares.

(l)    The execution and delivery of this Agreement by Holder have been duly and validly authorized and approved by all necessary action, and no other proceedings on the part of such Holder are necessary to authorize or approve this Agreement. This Agreement has been duly executed and delivered by Holder and is enforceable against Holder in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally, and by general principles of equity, including the exercise of judicial discretion in the enforcement of equitable remedies.

10.    eLong’s Representations and Warranties.    eLong represents and warrants to Holder as follows:

(a)    eLong is an international business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to be so licensed or qualified.

(b)    eLong has all requisite power and authority to enter into and perform its obligations under this Agreement, to issue the Warrant and the Warrant Shares, and to carry out the transactions contemplated hereby.

(c)    The execution and delivery of this Agreement by eLong have been duly and validly authorized and approved by all necessary action, and no other proceedings on the part of eLong are necessary to authorize or approve this Agreement. This agreement has been duly executed and delivered by eLong and is enforceable against eLong in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally, and by general principles of equity, including the exercise of judicial discretion in the enforcement of equitable remedies.

11.    Notices of Record Date, etc.    In the event of

(a)    any taking by the Company of a record of the holders of Common Shares for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any Other Securities or property, or to receive any other right, or

(b)    any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person or entity, or

(c)    any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holder of record of Common Shares (or Other Securities) shall be entitled to exchange their shares of Common Shares (or Other Securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) days prior to the date therein specified.

12.    Reservation of Stock, etc. Issuable on Exercise of Warrants.    The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Shares (or Other Securities) from time to time issuable upon the exercise of the Warrants.

13.    Exchange of Warrants.    Subject to the provisions of this Agreement, upon surrender for exchange of the Warrant, properly endorsed, to the Company, the Company, at its own expense, will issue and deliver to or upon the order of Holder a new warrant or warrants of like tenor, in the name of Holder (upon payment by Holder of any applicable transfer taxes) in the aggregate on the face or faces thereof for the number of shares of Common Shares called for on the face of the Warrant.

14.    Replacement of Warrants.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction of mutilation of the Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory in form and substance to the Company, in its sole discretion, or, in the case of any such mutilation, upon surrender and cancellation of the Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

15.    Warrant Agent.    The Company may, by written notice to Holder, appoint an agent for the purpose of issuing Warrant Shares upon the exercise of the Warrant, exchange of the Warrant or replacement of the Warrant, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

16.    Transfer.

(a)    In General.    Subject to the provisions of this Agreement, all rights under this Agreement, the Warrant and the Warrant Shares are transferable on the books of the Company upon surrender of the Warrant Certificate or certificates for the Warrant Shares, as the case may be, at the offices of the Company. Holder agrees that with respect to any transfer of the Warrant or Warrant Shares (i) such transfer must comply with all applicable laws, including federal and state securities laws, and the transferee must be an “accredited investor” and (ii) prior to implementing any transfer, the Company will receive (a) from Holder, an Assignment in the form attached hereto as Exhibit 3 and a Transferor Letter in the form attached hereto as Exhibit 4, (b) from the proposed transferee, an Accredited Investor Letter, including an agreement to be bound by the terms of this Agreement, in the form attached hereto as Exhibit 5, and (c) a signed opinion of counsel to Holder in form and substance satisfactory to the Company pertaining to the compliance of such transfer with the Securities Act and other applicable securities laws.

(b)    Restriction on Transfer to Competitors.    Notwithstanding anything to the contrary set forth herein, the Warrant and any and all securities that may be issued upon the exercise of the Warrant may not be transferred to any individual, corporation, partnership, limited liability company, trust or other entity engaged in a business that is competitive with the business of the Company. Any transfer of the Warrant or the securities issuable upon the exercise of the Warrant which does not comply with the foregoing shall be deemed null and void. The restrictions on transferability set forth in this Section 16(b) shall be binding upon all transferees of the Warrant and the securities that may be issued upon exercise of the Warrant, but shall terminate upon the consummation by the Company of an initial public offering.

(c)    Legend.    Each certificate representing the Warrant and the Warrant Shares, and any certificate issued at any time upon transfer of, or in exchange for or replacement of any certificate, shall bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR COUNTRY. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE WARRANT AGREEMENT DATED AS OF AUGUST 22, 2003 BETWEEN BROADBAND CAPITAL MANAGEMENT AND eLONG, INC., COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF eLONG, INC.”

(d)    Effect of Transfer on Prior Holder.    Subject to the terms and conditions of this Agreement, any person in possession of the Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof in accordance with the terms of this Agreement. Each prior holder of the Warrant renounces all of its equities or rights in the Warrant in favor of each such bona fide purchaser and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby.

(e)    Rights of Company.    Until the Warrant is transferred on the books of the Company in accordance with the terms of this Agreement, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

17.    Notices, etc.    All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company:

eLong, Inc.

Suite 602, 603 and 604

Union Plaza

20 Chao Yang Men Wai Avenue

Beijing 100020

People’s Republic of China

with a copy to:

Nordlicht & Hand

645 Fifth Avenue

New York, NY 10022

Fax:(212) 421-0499

Tel: (212) 421-6500

Attention: Brian M. Hand, Esq;

and if to Holder, to the last address furnished by Holder in writing to the Company;

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received

(i)    in the case of personal delivery, on the date of such delivery,

(ii)    in the case of nationally-recognized overnight courier, on the next business day after the date when sent, to be established by a receipt confirming delivery, and

(iii)    in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

18.    Miscellaneous.

(a)    Entire Agreement.    This Agreement (together with the Warrant and the Exhibits referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, written and oral, with respect to such subject matter.

(b)    Amendment.    This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(c)    Assignment.    This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Holder other than in connection with a transfer of the Warrant or Warrant Shares in accordance with the terms hereof.

(d)    Third Party Beneficiaries.    Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than parties hereto and their successors and permitted assigns.

(e)    Headings.    The headings in this Agreement are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(f)    Governing Law.    This Agreement is being executed in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without giving effect to the principles of conflicts of laws. Venue for any action to enforce the provisions of the Warrant shall be exclusive in the federal and state courts located in the City of New York, State of New York.

(g)    Expenses.    Regardless of whether the transactions contemplated herein are consummated, each party shall pay its own costs and expenses incurred or to be incurred in negotiating, closing and carrying out this Agreement and in consummating the transactions contemplated herein unless otherwise expressly stated herein.

(h)    Counterparts.    This Agreement may be executed in two or more counterparts each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same document.

(i)    Termination.    This Agreement shall terminate on the earlier of (i) the Warrant Expiration Date or (ii) the date on which the Warrant has been exercised in full.

(j)    Mutual Drafting.    This Agreement constitutes the joint product of the parties and each provision has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against either of them by virtue of the authorship thereof.

- SIGNATURES APPEAR ON THE NEXT PAGE -

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ELONG, INC.

By:	/s/

Name:

Title:

BROADBAND CAPITAL MANAGEMENT LLC

By:	/s/

Name:

Title: